EXHIBIT 3.1

                                 CERTIFICATION


I, Marie Jorczak, Notary Public for the State of Delaware and County of New Castle, do hereby certify that the above and foregoing is a true and correct copy of the original Certificate of Incorporation of PACIFIC QUILT DESIGN, INC. as received and filed in the Office of the Secretary of State, the 2nd day of June in the year of our Lord, one thousand nine hundred ninety-seven, at 9:00 A.M.

IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the 2nd day of June in the year of our Lord, one thousand nine hundred ninety seven.



/s/ Marie P. Jorczak
--------------------
Notary Public





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CERTIFICATE OF INCORPORATION
OF
PACIFIC QUILT DESIGN, INC.

FIRST: The name of the corporation is PACIFIC QUILT DESIGN, INC.

SECOND: The address of its registered office in the State of Delaware is Three Mill Road, Suite 206, Wilmington, DE 19806 in the County of New Castle. Its registered agent at such address is The Incorporators Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue forty million (40,000,000) shares of common stock at $0.0001 per value.

FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the corporation.

SIXTH: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws, except as otherwise required by the Laws of Delaware.

SEVENTH: The corporation shall have perpetual existence.

EIGHTH: The name and mailing address of the incorporator is Marie Jorczak, Three Mill Road, Suite 206, Wilmington, DE, 19806-2146.

NINTH: The number of directors of the corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.

TENTH: The board of directors is expressly authorized and shall have such authority as set forth in the By-Laws to the extent such authority would be valid under Delaware Law.

ELEVENTH: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

THE UNDERSIGNED Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying thast the ffacts herein stated are true.

June 2, 1997                            BY: /s/ Marie P. Jorczak
                                            ------------------------------------
                                                Marie P. Jorczak-Incorporator